EXHIBIT 10.47
                     EMPLOYMENT AGREEMENT


This Employment Agreement (the "Agreement") is made and entered into as of the 31st day of January, 2001 between Home Properties of New York, L.P., a New York limited partnership (the "Company"), Home Properties of New York, Inc., a Maryland corporation ("HME") and Edward J. Pettinella, an individual residing at 8 Chelsea Park, Pittsford, New York 14534 ("Employee").

WHEREAS, the Company and Employee desire to enter into this Employment Agreement to formalize the terms pursuant to which Employee will be employed by the Company;

NOW THEREFORE, in consideration of the mutual promises, benefits and covenants herein contained, the Company and Employee hereby agree as follows:

1.   Effective Date; Term.

     (a) This Agreement shall be effective on the Employee's commencement of employment by the Company, which shall be a date selected by Employee but no later than February 5, 2001 (the "Commencement Date").

     (b) The Company employs Employee, and Employee accepts such employment, for a period commencing on the Commencement Date and ending December 31, 2003 (the "Term").

2. Duties. During the term of this Agreement, the Company shall cause Employee to serve in the capacity of Executive Vice President of Home Properties of New York, Inc. or in any other capacity as agreed to by Employee and the Chairman and President of HME. Employee shall report to and perform such duties as may be determined by the Chairman and the President of HME. At the first meeting of the Board of Directors of HME (the "Board") occurring after the Commencement Date, Employee will be elected to the Board. In addition, Employee will be nominated by the Board to stand for election as a member of the Board at the meeting of the shareholders of HME to be held in 2001, 2002 and 2003. Employee shall devote substantially all of his business time to the interests and business of the Company, HME and their subsidiaries and affiliates, except during customary vacation periods of four weeks per year, periods of illness and other absences beyond his control.

3.   Compensation, Benefits and Expenses.

3.1 Base Salary and Bonus. During the period from the Commencement Date through the term of this Agreement, the Company shall pay to Employee the Base Salary described below. The Base Salary shall be paid in equal installments pursuant to the Company's standard payroll policies and shall be subject to such withholding or deductions as may be mutually agreed between the Company and Employee or required by law. For the period from the Commencement Date through December 31, 2001, the "Base Salary" shall be at the annual rate of $300,000 per year, for calendar year 2002 the Base Salary shall be $350,000 and for calendar year 2003 the Base Salary shall be $400,000.

3.2 Incentive Compensation. Employee shall receive incentive compensation pursuant to the Company's Incentive Compensation Plan as such plan may be amended from time to time. For services rendered in the calendar year 2001, the Employee shall have the factor of 10% applied to his Base Salary for purposes of determining his shares of the bonus pool under the Incentive Compensation Plan. Such factor shall increase to 11% for the calendar year 2002 and to 12% for the calendar year 2003. One-half of the bonus shall be non-discretionary and the other half shall be payable to the Employee in the discretion of the Management and Directors Committee of the Board of Directors of HME. A description of the current Incentive Compensation Plan is attached as Exhibit A. The above is subject to modification upon the agreement of the Employee and the Management and Directors Committee without further need to modify this Agreement.

The Management and Directors Committee of the Board at its next regularly scheduled meeting (February 7, 2001) will approve the award of and on that date HME shall award to Employee, under the terms of HME's 2000 Stock Benefit Plan (the "Plan"), options to purchase 100,000 shares of HME's common stock (the "Common Stock") at a per share price equal to the closing price of a share of HME's Common Stock on the New York Stock Exchange on the date of issuance. These options will be exercisable at any time within ten years and will be fully vested upon grant. On the date of HME's regular quarterly meeting of its Board of Directors held in each of August 2001 and August 2002, the Management and Directors Committee of the Board will approve the award of and on those dates HME shall award to the Employee options to purchase an additional 50,000 shares of Common Stock at a per share price equal to the closing price on the date of the meetings. Such options will be exercisable at any time within ten years of the date of grant and will vest as follows:

     (a) August 2001 options will vest 25,000 on the anniversary date in August 2002 and 25,000 on the anniversary date in August 2002; and

     (b) August 2002 options will vest 25,000 on the anniversary date in August 2003 and 25,000 on the anniversary date in August 2004.

The options to be granted will be incentive stock options up to the limit permitted by the Internal Revenue Code with the balance to be non-qualified stock options. A copy of HME's 2000 Stock Benefit Plan is attached as EXHIBIT B.

3.3 Fringe Benefits. During the period of his employment, Company shall provide Employee with such fringe benefits as shall be determined by the Management and Directors Committee of the Board of Directors of HME; provided, such fringe benefits shall be no less favorable than those provided to other senior executives of HME.

3.4 Expenses. During the term of this Agreement, the Company authorizes Employee to incur reasonable and necessary expenses in the course of performing his duties and rendering services hereunder, and the Company shall reimburse Employee for all such expenses within thirty (30) days after Employee renders to the Company an account of such expenses and such other substantiation as the Company may reasonably request.

4.   Termination.

4.1 Termination. This Agreement may be terminated by the Company at any time with or without "Cause" or by Employee at any time with or without "Good Reason".

4.2 Definition of Cause. As used herein, "Cause" shall mean: (a) acceptance by Employee of employment (full or part-time) with, performance by Employee as a consultant to or agent of, or receipt by Employee of any direct or indirect remuneration for services performed for, any other for profit business entity whether or not competitive with the Company, without the prior approval of the Board of Directors of HME; (b) dishonest or fraudulent actions by Employee in the conduct of his duties for the Company or the conviction of Employee of a felony; (c) death of Employee; (d) failure by Employee to devote substantially all of his business time to the business of the Company in accordance with paragraph 2 hereof; or (e) physical or mental disability of Employee that prevents him from performing his duties for 90 consecutive days or for an aggregate of 180 days in any twelve-month period.

4.3 Definition of Good Reason. As used herein, "Good Reason" shall mean: (a) fraudulent conduct by the Company or HME in which Employee is not a participant and that is not promptly cured by the Company or the General Partner after notice; or (b) a material breach of this Agreement by the Company or HME that is not promptly cured after notice; or (c) any requirement by the Company that Employee relocate to a principal place of business outside of the Rochester, New York metropolitan area.

4.4 Termination for Cause or without Good Reason. In the event that: (a) the Company terminates this Agreement for Cause; or (b) Employee resigns or terminates without Good Reason, then, in any such event, Employee's rights to receive any payments and benefits pursuant to this Agreement shall, effective upon the date of termination or expiration of his employment, terminate in all respects, except that the Company shall pay to Employee any payments and benefits hereunder that are accrued and unpaid up to such date, and shall reimburse Employee for any expenses incurred as of such date pursuant to paragraph 3.4 hereof.

4.5 Termination without Cause or for Good Reason. In the event that: (a) the Company terminates this Agreement for any reason other than for Cause; or (b) Employee resigns or terminates this Agreement for Good Reason, then, in any such event, the Company shall pay to Employee: (i) any payments and benefits hereunder that are accrued and unpaid up to, and shall reimburse Employee for any expenses incurred pursuant to paragraph 3.4 hereof prior to, the date of termination or expiration; and (ii) within ten business days after termination of his employment, a lump sum equal to the greater of two or the number of full years remaining in the Term multiplied by Employee's Base Salary as of the date of termination and the same number of years multiplied by the incentive compensation determined in accordance with Paragraph 3.2 for services rendered in the year preceding the date of termination of employment. In the event that the termination occurs before the amount of the incentive compensation for services rendered in the year preceding the date of termination have been finally determined, then the payment to Employee shall be an estimate with an adjustment to be made promptly upon the determination of the actual amount pursuant to the Company's Incentive Compensation Plan. In addition to the above payment, the fringe benefits provided to Employee during the term of this Agreement pursuant to Section 3.3 hereof shall continue until the earlier to occur of: (i) the later of (x) 2 years from the termination; and (y) December 31, 2003; and (ii) Employee receives substantially equivalent benefits from a subsequent employer.

4.6 Executive Retention Plan. Employee will be eligible to participate in the benefits of HME's Executive Retention Plan, which is attached hereto as Exhibit C, as such plan may be subsequently amended.

5. Position of Chief Executive Officer. If the Employee is not appointed Chief Executive Officer of HME on or prior to December 31, 2003 and the Employee thereafter elects to terminate his employment with the Company on or before March 31, 2004 or the Company after December 31, 2003 terminates Employee's employment then the Company shall pay to the Employee within ten business days after termination of his employment a lump sum equal to $800,000 plus two times the incentive compensation payable to Employee under Section 3.2 for services rendered by the Employee in the year 2003. In the event that the termination occurs before the amount of the incentive compensation for 2003 has been finally determined, then the payment to the Employee shall be an estimate with an adjustment to be made promptly upon the determination of the actual amount pursuant to the Company's Incentive Compensation Plan. This obligation will survive the expiration of this Agreement.

6. Stock Loan. Pursuant to its Director, Officer and Employee Stock Purchase and Loan Plan (the "Loan Plan"), HME will loan Employee sufficient funds to purchase 50,000 shares of Common Stock at a purchase price equal to 97% of the Market Price (as defined in the Plan) at an interest rate of 8%. A copy of the Loan Plan is attached hereto as Exhibit D.

7. Notices. Any notices or other communications under this Agreement shall be in writing and shall be given by personal delivery or by a nationally recognized overnight delivery service, and shall be deemed given when personally delivered, or on the next business day following delivery to a nationally recognized delivery service:

     (I)   if to Employee, addressed to:

           Edward J. Pettinella
           8 Chelsea Park
           Pittsford, New York 14534

     (ii)  if to the Company or HME, addressed to:

           Home Properties of New York, L.P.
           850 Clinton Square
           Rochester, New York 14604

or to such other address or addresses as either party shall have specified in writing to the other party hereto.

8. GOVERNING LAW. ALL QUESTIONS PERTAINING TO THE VALIDITY, CONSTRUCTION, EXECUTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAW.

9. Entire Agreement. This Agreement and the benefit plans referred to herein constitute the entire agreement of the parties hereto with respect to the matters contained herein, and no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by each of the parties hereto. No Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

10. Headings. The paragraph and subparagraph headings contained in this Agreement are for reference purposes only and shall not affect the construction or interpretation of this Agreement.

11. Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that both parties are not signatory to the original or the same counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below, effective as of the date first above written.

Date: 1/31/01              HOME PROPERTIES OF NEW YORK, L.P.
                           By:  Home Properties of New York, Inc.
                                  General Partner



                           By: /s/ Norman Leenhouts
                           -----------------------------------------------
                                 Norman Leenhouts,  Chairman



                           HOME PROPERTIES OF NEW YORK, INC.
Date: 1/31/01


                           By: /s/ Nelson B. Leenhouts
                                -------------------------------------------
                                 Nelson B. Leenhouts, President



Date: 1/31/01              /s/ Edward J. Pettinella
                           ------------------------------------------------
                                 Edward J. Pettinella

                            AMENDMENT NO. ONE

                         TO EMPLOYMENT AGREEMENT


This Amendment No. One is dated as of February 15, 2001 and amends the Employment Agreement entered into on January 31, 2001 among Home Properties of New York, L.P., Home Properties of New York, Inc. and Edward J. Pettinella ("Employee").

The parties hereto agree that paragraph 6 of the above referenced Employment Agreement is hereby amended to provide that the loan to be made to Employee shall be in an amount sufficient to purchase 75,000 shares of Common Stock rather than 50,000 shares. As amended hereby, the Employment Agreement remains in full force and effect.

                      HOME PROPERTIES OF NEW YORK, L.P.
                      By: Home Properties of New York, Inc. , General Partner


                      By: /s/ Nelson B. Leenhouts

                      Title: President


                      HOME PROPERTIES OF NEW YORK, INC.



                      By: /s/ Nelson B. Leenhouts

                      Title: President



                      /s/ Edward J. Pettinella
                      -------------------------
                      Edward J. Pettinella